Exhibit 10.2

CONFIDENTIAL

FORM OF TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is entered into as of                         , 2021, by and between BOA Acquisition Corp., a Delaware corporation (“BOA”), Selina Holding Company, UK Societas (the “Company”), and 166 2nd LLC, a Delaware limited liability company (the “Shareholder”). Each of BOA, the Company and the Shareholder are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (defined below).

RECITALS

WHEREAS, it is intended that BOA, the Company and a subsidiary of the Company that is a Delaware corporation (“Merger Sub”), shall enter into a Business Combination Agreement. An advanced draft of the proposed Business Combination Agreement is attached hereto as Exhibit B (such draft as amended, supplemented or otherwise modified from time to time (x) in accordance with this Agreement, and (y) (once entered into) in accordance with its terms and this Agreement, the “Business Combination Agreement”), pursuant to which, among other things, Merger Sub will merge with and into BOA, with BOA as the surviving company in the merger and, as a result of such merger, among other things, all of the issued and outstanding capital stock of BOA at the Effective Time shall be automatically converted into the right to receive Company Ordinary Shares, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement;

WHEREAS, the Shareholder is the legal and beneficial owner of the number and class or series (as applicable) of Equity Securities of the Company set forth on Schedule A hereto (together with any other Equity Securities of the Company that the Shareholder acquires legal or beneficial ownership of after the date hereof, collectively, the “Subject Company Shares”);

WHEREAS, in consideration for the benefits to be received by the Shareholder under the terms of the Business Combination Agreement and as a material inducement to BOA and the Company to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Shareholder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Parties acknowledge and agree that neither BOA nor the Company would have entered into and agreed to consummate the transactions contemplated by the Business Combination Agreement without the Shareholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Company Shareholder Approval and Related Matters.

(a) As promptly as reasonably practicable (and in any event within three (3) Business Days) following the date that the notice of the Company’s general meeting is delivered by the Company, the Shareholder shall, and shall cause any other registered holder of the Subject Company Shares to, duly execute and deliver to the Company and BOA, the voting proxy in substantially the form attached hereto as Exhibit A in respect of all the Subject Company Shares. In addition, prior to the Termination Date (as defined herein), subject to the other terms and conditions of this Agreement, the Shareholder irrevocably and unconditionally agrees that, (i) at any meeting of the shareholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting held in accordance with Section 1(d), however called and including any adjournment or postponement thereof) and in connection with any written consent of shareholders of the Company in accordance with Section 1(d), the Shareholder shall, and shall cause any other registered holder of any of the Subject Company Shares to vote (in person or by proxy), or consent to any action by written consent or resolution with respect to, as applicable, the Subject Company Shares, in favor of all of the matters, actions and proposals contemplated by Section 5.9(b) (Company Shareholder Approvals) of the Business Combination Agreement, including, without limitation, all of the matters, actions and proposals contemplated by the Company Shareholder Resolutions, as set forth on Exhibit A hereto, and (ii) it shall cause any Investor Director (as defined in the Company Shareholders Agreement) nominated by it to the board of the Company to vote in favour of any resolution of the directors of the Company that is approved by a majority of the directors in respect of the Company entering into a PIPE Financing that is to be consummated no later than 30 June 2022 that takes the form of a convertible loan note instrument if the terms of that instrument would not require the prior written consent of Shareholder pursuant to the Company Shareholders Agreement or Section 16 of this Agreement, unless such Investor Director has determined that such approval would contravene such Investor Director’s fiduciaries duties to the Company. Without limiting the generality of the foregoing, prior to the Closing and subject to the other terms and conditions of this Agreement (including Section 1(d)), (iii) to the extent that it is necessary for any matters, actions or proposals to be approved by the Shareholder in accordance with the Business Combination Agreement and/or the Ancillary Agreements (provided always that Company and BOA has complied with its obligations to the Shareholder under this Agreement (including in respect of the Business Combination Agreement and all Ancillary Agreements (as applicable)), the Shareholder shall vote (or cause to be voted) the Subject Company Shares in favor of and/or consent to any such matters, actions or proposals promptly following written request thereof from BOA and the Company, and (iv) the Shareholder shall vote (or cause to be voted) the Subject Company Shares against and withhold consent with respect to (A) any Company Acquisition Proposal or (B) any other matter, action or proposal that would reasonably be expected to result in (x) a breach of any of the Company’s covenants, agreements or obligations under the Business Combination Agreement or (y) any of the conditions to the Closing set forth in Sections 6.1 or 6.2 of the Business Combination Agreement not being satisfied; provided, however, that the Shareholder shall have no liability under this Section 1(a) for voting in favor of a proposal that the Company has advised is not in violation of the Business Combination Agreement.

(b) Without limiting any other rights or remedies of BOA or the Company, the Shareholder hereby irrevocably appoints each of BOA and the Company or any individual designated by each of them (acting jointly) as the Shareholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstituting), for and in the name, place and stead of the Shareholder, to attend on behalf of the Shareholder the general meeting or any meeting of the Company Shareholders with respect to the matters described in Section 1(a), to include the Subject Company Shares in any computation for purposes of establishing a quorum at any such meeting of the Company Shareholders, to vote (or cause to be voted) the Subject Company Shares or consent (or withhold consent) with respect to any of the matters described in Section 1(a) in connection with any meeting of the Company Shareholders or any action by written consent by the Company Shareholders (including the Company Shareholder Resolutions), in each case, in the event that (i) the Shareholder fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1(a) and continues to fail to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1(a) for two Business Days following written notice from the Company and BOA of such failure to perform or comply, or (ii) the Shareholder challenges (in Proceedings or otherwise), directly or indirectly, the validity or enforceability of its covenants, agreements or obligations under Section 1(a), or the voting proxy it executes in accordance with Section 1(a). For the avoidance of doubt, this does not prevent Shareholder from withdrawing or otherwise challenging the voting proxy if this Agreement has terminated in accordance with its terms.

(c) The proxy granted by the Shareholder pursuant to Section 1(b) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for BOA and the Company entering into the Business Combination Agreement and agreeing to consummate the transactions contemplated thereby. The proxy granted by the Shareholder pursuant to Section 1(b) is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by the Shareholder and shall revoke any and all prior proxies granted by the Shareholder with respect to the Subject Company Shares. The vote or consent of the proxyholder with respect to the matters described in Section 1(a) shall control in the event of any conflict between such vote or consent by the proxyholder of the Subject Company Shares and a vote or consent by the Shareholder of the Subject Company Shares (or any other Person with the power to vote or provide consent with respect to the Subject Company Shares) with respect to the matters described in Section 1(a). The proxyholder may not exercise the proxy granted pursuant to Section 1(b) on any matter except for those matters described in Section 1(a). For the avoidance of doubt, the proxy granted pursuant to Section 1(b) shall terminate automatically with no further action required if the Business Combination Agreement (or any provision thereof) or any Ancillary Agreement (or any provision thereof) is amended, supplemented, modified or waived in any manner adverse to the Shareholder without the prior written consent of Shareholder, such consent not to be unreasonably withheld or delayed. For the avoidance of doubt, for purposes of this Agreement prior written consent of the Shareholder may be given pursuant to this Agreement or (if Shareholder is party to such Ancillary Agreement or other agreement referred to herein) such Ancillary Agreement or agreement (as applicable), including by way of Shareholder entering into an agreement to effect such amendment, supplementation, modification or waiver.

For purposes of this Agreement (i) “adverse to the Shareholder” means (A) adverse to its rights or economic position (as a Company Shareholder) as contemplated by the Company Shareholders Agreement, this Agreement (including as provided in the Business Combination Agreement exhibited hereto and the consent rights in Section 16), applicable Law, the Company Shareholders Agreement and the Investor Rights Agreement to which Shareholder becomes party, in each case, as amended, modified or supplemented from time to time in accordance with the terms hereof or thereof (as applicable), or (B) imposing or increasing obligations of Shareholder other than as expressly contemplated by such agreement(s) as presented on the date hereof and amended, modified or supplemented in accordance with this Agreement or (in the case of the Company Shareholders Agreement, in accordance with its terms); (ii) “Ancillary Agreements” means the Investor Rights Agreement, the Sponsor Letter Agreement, the PIPE Subscription Agreements, the Transaction Support Agreements and the Amended and Restated Warrant Agreement; and (iii) “Investor Rights Agreement” means the draft Investor Rights Agreement attached hereto as Exhibit C, as amended, supplemented or otherwise modified from time to time in accordance with (x) this Agreement and, (y) (once entered into) its terms and this Agreement; provided that the drafted Investor Rights Agreement attached hereto as Exhibit shall be modified to conform to Section 2 of this Agreement.

(d) The Company and BOA acknowledge and agree that the Company general meeting contemplated by Section 1(a) (or the solicitation of written consents of the shareholders of the Company) shall be held (or sought) within thirty days after the date of the Business Combination Agreement and otherwise in accordance with Section 5.9(b) of the Business Combination Agreement. Without limiting the generality of the foregoing, the proxy contemplated by Section 1(b) shall not be effective for any general meeting of the Company’s shareholders not in compliance with this Section 1(d).

(e) The Company and BOA acknowledge and agree that the voting proxy contemplated by this Section 1 shall not supersede or limit any rights of the Shareholder, including the consent rights contemplated by this Agreement save, for the avoidance of doubt, that the Shareholder may not exercise any such rights to take or omit to take any action the taking or omission of which by it is contrary to the express terms of this Agreement.

2. Other Covenants and Agreements.

(a) [Intentionally deleted].

(b) The Shareholder shall be bound by and subject to (i) Section 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if the Shareholder is directly party thereto, and (ii) the first sentence of Section 5.6(a) (Exclusive Dealing) and Section 8.18 (Trust Account Waiver) of the Business Combination Agreement to the same extent as such provisions apply to the Company, as if the Shareholder is directly party thereto. (x) The Shareholder shall be entitled to directly enforce Section 5.4(a) (Public Announcements) of the Business Combination Agreement to the extent the information relates to (and identifies (directly or indirectly)) the Shareholder or any of its affiliates and (y) for the avoidance of doubt, Section 5.6(a) of the Business Combination Agreement does not apply to the Shareholder merely discussing its shares of “Equity Securities” (as defined in the Business Combination Agreement).

(b1) Clause 31 (Confidentiality) of the Company Shareholders Agreement is incorporated herein by reference and shall apply to this Agreement mutatis mutandis, and for this purpose a reference therein to “this Agreement” shall be read as a reference to this Agreement, the Business Combination, each Ancillary Agreement and/or any other agreement entered into pursuant to the terms hereof or thereof (as applicable), and a reference to “Investor” shall be read as a reference to each of BOA and Shareholder.

(c) The Shareholder hereby agrees to promptly execute and deliver (including upon any written request from BOA or the Company) any and all additional agreements, documents or instruments, take, or cause to be taken, all actions and provide, or cause to be provided, all additional information or other materials as may be necessary in connection with, or otherwise in furtherance of, the consummation of the transactions contemplated by the Business Combination Agreement or this Agreement; provided that the Shareholder shall not be required to execute any additional agreements, documents or instruments that are adverse to the Shareholder (other than the Investor Rights Agreement to the extent such agreement complies with the terms of this Agreement).

(d) The Shareholder acknowledges and agrees that BOA and the Company is entering into the Business Combination Agreement in reliance upon the Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, and but for the Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, neither BOA nor the Company would not have entered into or agreed to consummate the transactions contemplated by the Business Combination Agreement.

(e) BOA and the Company acknowledge and agrees that the Shareholder is entering into this Agreement in reliance upon BOA and the Company entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, and but for BOA and the Company entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, the Shareholder would not have entered into or agreed to consummate the transactions contemplated by this Agreement.

(f) The Company shall (i) provide to the Shareholder a copy of the Business Combination Agreement and each Ancillary Agreement (and each amendment agreement thereto) (whether or not the Shareholder is a party) as soon as reasonably practical after the earlier of the Company entering into the same or agreeing to a final form with BOA, (ii) disclose to each PIPE Investor that is not an existing shareholder in or lender to a Group Company or an Affiliate thereof (each such PIPE Investor an “Institutional Investor”) any material terms and conditions offered to a PIPE Investor that (taken as a whole) are more favourable to a PIPE investor than those offered to such Institutional Investor and (iii) disclose to each PIPE Investor any material commercial arrangements between the Company and any other PIPE Investor.

(g) BOA and the Company acknowledge and agree that, pursuant to the Investor Rights Agreement to be entered into with the Shareholder (amongst others) prior to the Effective Time, the Shareholder shall:

(i) be subject to a post-Effective Time lock-up on its Company Ordinary Shares as follows: (x) with respect to such number of its Company Ordinary Shares as is equal to the lesser of (A) the aggregate number of Company Ordinary Shares held by the Additional Series C Investor, the Designated Additional Series C Investor (each as defined in the Company Shareholders Agreement) and any person to which they transfer shares in the Company pursuant to clause 23 (Permitted Transfers) of the Company Shareholders Agreement (“Affiliate Transferees”) following the date of this Agreement at the Effective Time and (B) a number of Company Ordinary Shares equal to 5% of the entire issued share capital of the Company, such lock-up terms (including lock-up period) as most favorable to the Shareholder as any of those to which the Additional Series C Investor, the Designated Additional Series C Investor or any of their Affiliate Transferees or other permitted transferees following the date of this Agreement are subject; and (y) with respect to the remaining Company Ordinary Shares then held by Shareholder, customary lock-up terms including a post-Effective Time lock-up period not to exceed 12 months. In respect of both (x) and (y), the lock-up on the Shareholder shall be subject to the exceptions from lock-up provided to Company Shareholders generally pursuant to the Investor Rights Agreement. Any waivers of lock-up granted by the Company to the Additional Series C Investor, the Designated Additional Series C Investor or any of their Affiliate Transferees or other permitted transferees in respect of their Company Ordinary Shares shall be granted to the Shareholder in respect of its Company Ordinary Shares referred to in (x) (only); and

(ii) receive registration rights not less favourable than those afforded to any other Company Shareholder that is party to the Investor Rights Agreement; and

(iii) following the Effective Time, be permitted to transfer Company Ordinary Shares to any not for profit organisation (including one established for the benefit of the persons that are the ultimate beneficial owners of the Shareholder at the Effective Time) provided that such organisation accedes to the lock-up arrangements referred to in Section 2(g)(i) (and Company shall provide such assistance to Shareholder as it reasonably requests to support Shareholder in obtaining (at Shareholder’s cost) for the purposes of such transfer a valuation of the Company Ordinary Shares to be so transferred), in each case on terms to be further set out in the Investor Rights Agreement that are consistent with the foregoing.

(h) The Company and BOA acknowledge and agree that Shareholder will have no support obligations in respect of the board of the Company (or elections thereto) following the Effective Time.

(i) The Company agrees that, with effect from the Effective Time and until such time as Shareholder has transferred or otherwise disposed of such number of Company Ordinary Shares as is equal to the two-thirds of the number of Company Ordinary Shares it holds at the Effective Time, the Company shall invite one representative nominated in writing by Shareholder to the Company from time to time (an “Observer”) to attend all meetings of the Company board in a non-voting observer capacity, subject to the Observer entering into a confidentiality undertaking with the Company on customary terms (which terms shall include, for the avoidance of doubt, restrictions on insider trading). For the avoidance of doubt, Shareholder may exercise its rights under this Section 2(i) in its discretion, and Shareholder not nominating an Observer or not replacing an Observer that it has removed is not a waiver of such rights.

3. Shareholder Warranties. The Shareholder warrants to BOA and the Company as follows:

(a) If the Shareholder is an entity, such Shareholder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

(b) If the Shareholder is an entity, such Shareholder (i) has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, to perform his, her or its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby, and (ii) the execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Shareholder. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid, legal and binding agreement of the Shareholder (assuming that this Agreement is duly authorized, executed and delivered by BOA and the Company) enforceable against the Shareholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Shareholder with respect to the Shareholder’s execution, delivery or performance of his, her or its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(d) None of the execution or delivery of this Agreement by the Shareholder, the performance by the Shareholder of any of his, her or its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) if the Shareholder is an entity, result in any breach of any provision of the Shareholder’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Shareholder is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Shareholder or any of his, her or its properties or assets are bound or (iv) result in the creation of any Lien upon the Subject Company Shares, except, in the case of any of clauses (ii) and (iii) above, as would not adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(e) The Shareholder is the registered legal and beneficial owner of the Subject Company Shares and has valid, good and marketable title to the Subject Company Shares, free and clear of all Liens other than Liens arising by operation of securities laws and any other Liens that would not adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect. Except for the Equity Securities of the Company set forth on Schedule A hereto, together with any other Equity Securities of the Company that the Shareholder acquires legal or beneficial ownership of after the date hereof, the Shareholder does not own, legally or beneficially, any Equity Securities of any Group Company or have the right to acquire any Equity Securities of any Group Company. The Shareholder has the sole right to vote (and provide consent in respect of, as applicable) the Subject Company Shares and, except for this Agreement, the Business Combination Agreement and the Company Shareholders Agreement, the Shareholder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Shareholder to Transfer any of the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject Company Shares.

(f) There is no Proceeding pending or, to the Shareholder’s knowledge, threatened against or involving the Shareholder or any of his, her or its Affiliates that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

(g) The Shareholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, warrants and agrees that (i) he, she or it has conducted his, her or its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, BOA, the Company and the transactions contemplated by this Agreement, the Business Combination Agreement and the other Ancillary Documents and (ii) he, she or it has been furnished with or given access to such documents and information about BOA, the Company and their respective businesses and operations as he, she or it and his, her or its Representatives have deemed necessary to enable him, her or it to make an informed decision with respect to the execution, delivery and performance of this Agreement or the other Ancillary Documents to which he, she or it is or will be a party and the transactions contemplated hereby and thereby.

(h) The Shareholder is not insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other applicable insolvency legislation. Nor has any step been taken in any applicable jurisdiction to initiate any process by or under which:

(i) the ability of the creditors of the Shareholder to take any action to enforce their debts is suspended, restricted or prevented, including (without limitation) pursuant to a moratorium under Part A1 of the Insolvency Act 1986;

(ii) one or all of the creditors of the Shareholder accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums, or make any other compromise or arrangement with the Shareholder (including, without limitation a restructuring plan under Part 26A of the Companies Act 2006), with a view to preventing the dissolution of the Shareholder; or

(iii) a person is appointed to manage the affairs, business and assets of the Shareholder on behalf of its creditors.

(i) In entering into this Agreement and the other Ancillary Documents to which he, she or it is or will be a party, the Shareholder has relied solely on his, her or its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Documents to which he, she or it is or will be a party and the representations and warranties set forth in the Business Combination Agreement exhibited hereto (but in the case of the Business Combination Agreement, recognizing and acknowledging that those representations and warranties may be amended, modified or supplemented in accordance with this Agreement prior to the date that agreement is entered into by its parties) and no other representations or warranties of BOA or the Company or any other Person, either express or implied, and the Shareholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in this Agreement or in the other Ancillary Documents to which he, she or it is or will be a party, none of BOA, the Company or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Business Combination Agreement or the other Ancillary Documents or the transactions contemplated hereby or thereby.

4. Transfer of Subject Securities. Except as expressly contemplated by the Business Combination Agreement or with the prior written consent of BOA and the Company (such consent to be given or withheld in those Parties’ sole discretion), from and after the date hereof until the earlier of the (i) Closing of the Business Combination Agreement or (ii) the termination of the Business Combination Agreement (the “Termination Date”), the Shareholder agrees not to (a) Transfer any of the Subject Company Shares, (b) enter into (i) any option, warrant, purchase right, or other Contract (other than a pledge or grant of a security interest in or disposition or encumbrance of an interest to a lender as security for Shareholder’s obligations under a bona fide loan to Shareholder) that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Shareholder to Transfer the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Company Shares (other than as contemplated by the Business Combination Agreement), or (c) take any actions in furtherance of any of the matters described in the foregoing clauses (a) or (b). For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise); provided that “Transfer” shall not include a pledge or grant of a security interest in or disposition or encumbrance of an interest to a lender as security for Shareholder’s obligations under a bona fide loan to Shareholder. Notwithstanding the foregoing, the Shareholder may transfer Company Ordinary Shares to any not for profit organization or entity (including one established for the benefit of the persons that are the ultimate beneficial owners of the Shareholder at the Effective Time) provided such transfer is in accordance with the terms of this Agreement and the Company Shareholders Agreement and (without limiting the requirements of any of the foregoing) such organization accedes to the obligations of the Shareholder under this Agreement (including, for the avoidance of doubt, the obligation in Section 2(c) to enter into the Investor Rights Agreement to the extent such agreement complies with the terms of this Agreement), and Company shall provide such assistance to Shareholder as it reasonably requests to support Shareholder in obtaining (at Shareholder’s cost) for the purposes of such transfer a valuation of the Company Ordinary Shares to be so transferred.

5. Termination. Subject to this Section 5, this Agreement shall automatically terminate, without any notice or other action by any Party, upon the earlier of:

(a) the Effective Time and

(b) the termination of the Business Combination Agreement in accordance with its terms.

Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 5 shall not affect any Liability on the part of any Party for a material breach of any covenant or agreement set forth in this Agreement prior to such termination or actual fraud, (ii) Section 2(b1) and the warranties set forth in Sections 3(g) and 3(h) shall each survive any termination of this Agreement, (iii) Section 2(b)(i) (solely to the extent that it relates to Section 5.4(a) (Public Announcements) of the Business Combination Agreement) and Section 2(f) shall survive the termination of this Agreement pursuant to Section 5(a), (iv) Section 2(b)(ii) (solely to the extent that it relates to Section 8.18 (Trust Account Waiver) of the Business Combination Agreement) shall survive the termination of this Agreement pursuant to Section 5(b), (v) Section 2(b)(x) shall survive the termination of this Agreement and (vi) Sections 2(h) and 2(i) shall survive the termination of this Agreement pursuant to Section 5(a).

In addition, the Shareholder’s obligations pursuant to this Agreement (together with the proxies contemplated hereby) shall automatically terminate, without any notice or other action by any Party, upon the earlier of (x) such time as either BOA or the Company violate their respective obligations to the Shareholder under this Agreement, (y) the Business Combination Agreement (or any provision of thereof) or any Ancillary Agreement (or any provision of thereof) is amended, supplemented, modified or waived in any manner adverse to the Shareholder without the prior written consent of the Shareholder (such consent not to be unreasonably withheld or delayed), (z) June 30, 2022, and (aa) if the signing of the Business Combination Agreement with BOA by the Company and BOA is not publicly announced on or before 15 December 2021.

6. No Recourse. This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and without limiting the generality of the foregoing, none of the Representatives of any of BOA, the Company or the Shareholder shall have any Liability arising out of or relating to this Agreement or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral warranties made or alleged to be made in connection herewith, except as expressly provided herein.

7. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to BOA, to:

BOA Acquisition Corporation

2600 Virginia Ave NW,

Suite T23 Management Office

Washington, D.C. 20037

Attention: Ben Friedman, CFO

E-mail:      ben@friedmancap.com

with a copy (which shall not constitute notice) to:

King & Spalding LLP

1700 Pennsylvania Avenue NW

Washington, DC 20006

Attention: Brian E. Ashin

                 Alan M. Noskow

E-mail:     bashin@kslaw.com

                 anoskow@kslaw.com

If to the Company, to:

Selina Holding Company, UK Societas

6th Floor, 2 London Wall Place

Barbican, London EC2Y 5AU

Attention: Jon Grech, General Counsel

E-mail:     jon.grech@selina.com

with a copy (which shall not constitute notice) to:

Morgan Lewis & Bockius UK LLP

Condor House, 5-10 St Paul’s Churchyard

London EC4M 8AL

Attention: Tomasz Wozniak

E-mail:     tomasz.wozniak@morganlewis.com

If to the Shareholder, to:

166 2nd LLC

115 W. 18th St., New York, NY 10011

Attention: DJ Mauch

Email:     dj@1662nd.com

with a copy (which shall not constitute notice) to:

CMS Cameron McKenna Nabarro Olswang LLP

Cannon Place, 78 Cannon Street

London EC4N 6AF

Attention: John Finnemore

E-mail    : john.finnemore@cms-cmno.com

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas, New York, NY 10019-6064

Attention: Michael Vogel

E-mail:      mvogel@paulweiss.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

8. Entire Agreement. This Agreement, the Business Combination Agreement and documents referred to herein and therein constitute the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

9. Amendments and Waivers; Assignment Any provision of this Agreement may be (a) amended if, and only if, such amendment is in writing and signed by the Shareholder, the Company and BOA and (b) waived if, and only if, such waiver is in writing and signed by the Party against whom such waiver is to be effective. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Subject to the following sentence, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by the Shareholder without the prior written consent of BOA and the Company (to be withheld or given in their sole discretion). The Shareholder may assign all of its rights in this Agreement to any person to whom it has transferred the entire legal and beneficial interest in all of its shares in the Company in accordance with this Agreement and (to the extent applicable) the Company Shareholders Agreement and any Ancillary Agreements to which it is party provided it gives notice of such assignment to Company and BOA on or before such assignment taking effect. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9 shall be void.

10. Fees and Expenses. Except, in the case of BOA, as otherwise set forth in the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

11. Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that either Party does not perform his, her or its respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

12. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

13. Miscellaneous.

(a) [Not used]

(b) Governing law: This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

(c) Construction; Interpretation: The term “this Agreement” means this Transaction Support Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; (l) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement); and (m) any reference to “BOA” in this Agreement shall mean and refer to the “Surviving Corporation” from and after the Effective Time. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

(d) Severability: Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

(e) Counterparts; Electronic Signatures: This Agreement and any other agreement to which a Party is party may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or such agreement by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such agreement.

(f) Waiver of Jury Trial: THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(f).

(g) Submission to Jurisdiction: Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of New York, New York County), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 13(g) for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 7 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

14. Company and BOA Representations. BOA and the Company represent and warrant to Shareholder as follows:

(a) Such Person is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

(b) Such Person (i) has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, to perform his, her or its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby, and (ii) the execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of such Person. This Agreement has been duly and validly executed and delivered such Person and constitutes a valid, legal and binding agreement of such Person (assuming that this Agreement is duly authorized, executed and delivered by each other party hereto) enforceable against such Person in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of such Person with respect to such Person’s execution, delivery or performance of his, her or its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of such Person to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(d) None of the execution or delivery of this Agreement by such Person, the performance by such Person of any of his, her or its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of such Person’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which such Person is a party or (iii) violate, or constitute a breach under, any Order or applicable Law to which such Person or any of his, her or its properties or assets are bound, except, in the case of any of clauses (ii) and (iii) above, as would not adversely affect the ability of such Person to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(e) There is no Proceeding pending or, to such Person’s knowledge, threatened against or involving such Person or any of his, her or its Affiliates that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of such Person to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

(f) No material terms have been proposed in respect of the Business Combination Agreement or any Ancillary Agreement except for such terms as set forth in this Agreement and the forms attached to this Agreement.

(g) Such Person acknowledges and agrees that the Shareholder makes no representations or warranties relating to the Business Combination Agreement or any Ancillary Agreement except as expressly set forth in this Agreement, either express or implied.

15. Interim Notice. Neither the Company nor BOA shall, directly or indirectly, do any of the following without the prior written notice to Shareholder at least one Business Days prior to taking action (or in the case of entering into the Business Combination Agreement, such other period as may be specified in the notice of the general meeting referred to in Section 5.9(b) of the Business Combination Agreement): (i) entering into the Business Combination Agreement or any Ancillary Agreement, or (ii) amending, supplementing, modifying, waiving, granting any consent or making any election or determination that is material in the context of the Business Combination Agreement or such Ancillary Agreement (as applicable).

16. Interim Consent Rights. Neither the Company nor BOA shall, directly or indirectly, do any of the following without the prior written consent of Shareholder:

(a) amending, supplementing, modifying, waiving, granting any consent or making any election or determination under any provision of, the Business Combination Agreement or any Ancillary Agreement adverse to the Shareholder; provided that the Shareholder shall not unreasonably withhold or delay its consent to such action;

(b) agreeing (pursuant to the Business Combination Agreement, any Ancillary Agreement or otherwise) to (i) a (pre-money) value of less than $800,000,000 (eight hundred million US dollars) for the equity of the Company for purposes relating to the business combination contemplated by the Business Combination Agreement or (ii) a cash condition (as described in Section 6.3(f) of the Business Combination Agreement attached hereto) of less than $70 million;

(c) permitting the Company to have a governance structure immediately after the Effective Time other than consistent with the following:

(i) seven Company directors, of which seven:

(A) the Founders shall be two directors; and

(B) each other director shall be an “independent director” in accordance with the criteria for independence established by Rule 10A-3 under the Securities Exchange Act of 1934, as amended and the rules of the NYSE applicable to members of the audit committee (the “Independent Directors”), regardless of who nominates such Independent Directors, of which;

(1) BOA shall nominate two of Jeff Citrin, Steve Rudnitsky, Jenny Abramson, Noam Bardin, Anthony Wanger and David Glazer to be Independent Directors;

(2) Shareholder shall nominate one Independent Director;

(3) the Colony Investors (as defined in the Company Shareholders Agreement) shall nominate one Independent Director; and

(4) Company Shareholder(s) other than Dekel Development Holding, S.A., Shareholder, the Colony Investors, the Additional Series C Investor and the Designated Additional Series C Investor shall nominate the remaining Independent Director; and

(ii) if notified to the Company prior to BOA and the Company entering into the Business Combination Agreement, the respective nominees shall be named in the Business Combination Agreement;

(d) in respect of the PIPE Financing:

(ii) entering into or consummating a PIPE Financing that provides for (or otherwise amending, modifying, supplements or waiving the terms of a PIPE Financing the result of which would provide for):

(A) the Company to receive (or be deemed to receive), directly or indirectly (including through the merger involving BOA), whether prior to, on or shortly following the Effective Time (or otherwise in connection with the transactions contemplated by the Business Combination Agreement) aggregate cash proceeds from PIPE Investors of less than $70,000,000 or of more than $150,000,000; or

(B) the Company to receive (or be deemed to receive), directly or indirectly (including through the merger involving BOA), whether prior to or on the Effective Time aggregate cash proceeds from issuing Company Ordinary Shares to PIPE Investors (the “Equity PIPE”) of less than $40,000,000; or

(C) Company Ordinary Shares to be issued in the Equity PIPE for less than $10 per Company Ordinary Share; or

(D) the Company to receive (or be deemed to receive), whether prior to or on the Effective Time aggregate cash proceeds from the issue of convertible loan note instruments to PIPE Investors (“Convertible PIPE Instruments”) more than twice the aggregate proceeds to be received (or deemed to be received) by the Company from the Equity PIPE; or

(E) in respect of Convertible PIPE Instruments:

(1) the term of the loan note (absent conversion or redemption) is less than four years from the date on which the convertible loan note instrument is entered into; or

(2) the interest rate for PIK interest is greater than 8.5% per annum; or

(3) the interest rate for interest payable only in cash is greater than 6.5% per annum; or

(4) (other than pursuant to a re-set provision consistent with the immediately following clause (5)) the price per share at which Convertible PIPE Instruments convert into Company Ordinary Shares (a “Conversion Price”) is less than $10.50; or

(5) providing for a re-set of the Conversion Price earlier than two years after the date on which the convertible loan note instrument is entered into, or a post-reset Conversion Price of less than $8; or

(iii) entering into or consummating a PIPE Financing other than on arm’s length commercial terms;

(e) amending, supplementing, modifying or waiving any terms of the $90,000,000 convertible loan note issued by the Company on 25 March 2020;

(f) amending, supplementing, modifying or waiving any terms of the term loan agreement entered into between, inter alios, the Company and the Shareholder on 15 January 2018 and as subsequently varied other than in accordance with its terms;

(g) taking any action to consummate the transactions contemplated by the Business Combination Agreement if the PIPE Financing is less than $70 million (including waiving condition described in Section 6.3(f) of the advance draft of the Business Combination Agreement attached hereto other than in accordance with this Agreement);

(h) taking any action to consummate the transactions contemplated by the Business Combination Agreement if the terms of the transaction are not consistent with the terms contemplated by this Agreement (including waiving condition described in Section 6.3(f) of the advance draft of the Business Combination Agreement attached hereto other than in accordance with this Agreement).

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.

BOA ACQUISITION CORP.

By:	/s/ Brian Friedman
Name:	Brian Friedman
Title:	Authorized Member

[Signature Page to Transaction Support Agreement]

SELINA HOLDING COMPANY, UK SOCIETAS

By:	/s/ Rafael Museri
Name:	Rafael Museri
Title:	Director

[Signature Page to Transaction Support Agreement]

166 2ND LLC

By:	/s/ Donald A. Mauch, Jr.
Name:	Donald A. Mauch, Jr.
Title:	Partner

[Signature Page to Transaction Support Agreement]

SCHEDULE A

Class/Series Securities	Number of Shares
Company Series A Shares	1,385,922
Company Series B Shares	1,095,854
Company Series C Shares	953,725
Company Series D Shares	—
Company Ordinary Shares	172,800	*
Other Company Equity Securities	330,275

SCHEDULE B

[Intentionally deleted]

EXHIBIT A

Proxy

The form of proxy attached to the Circular containing Notice of Meetings dated 16 August 2021, with such amendments as are required to give effect to the terms of this Agreement.

EXHIBIT B

Draft Business Combination Agreement

EXHIBIT C

Draft Investor Rights Agreement